Exhibit 99.1

     MBIA Inc. Reports First Half Net Income Per Share of $3.07;
        Operating Income Per Share up 4 Percent for the Period

    ARMONK, N.Y.--(BUSINESS WIRE)--July 26, 2007--MBIA Inc. (NYSE:
MBI), the holding company for MBIA Insurance Corporation, reported today that net income per share for the first half of 2007 was $3.07, one cent lower than the first half of 2006. In the first half of 2007, net income was $410.4 million, down 2 percent compared with $420.4 million in the first half of 2006.

    First half 2007 operating income per share, a non-GAAP measure (operating income is defined in the attached Explanation of Non-GAAP Financial Measures), increased 4 percent to $3.05 from $2.94 during the same period last year. After tax operating income for the first half of the year was up 1 percent to $408.1 million from $402.2 million in the first half of 2006. Excluding accelerated income from refunded issues, operating income per share was $2.67, up 4 percent in the first half of the year from $2.57 in the same period of 2006.

    For the second quarter of 2007, net income per share was $1.61, one cent lower than the second quarter of 2006. The comparison was negatively impacted by $0.04 per share of net losses on financial instruments at fair value and foreign exchange in the second quarter of 2007 versus a net gain of $0.04 per share in the same period of 2006. Net income for the second quarter of 2007 was $211.8 million compared with $221.4 million in the same period last year, a 4 percent decrease.

    Operating income per share was $1.57 for the second quarter of 2007, a 5 percent increase over the same period of 2006, which was $1.50 per share. After tax operating income for the second quarter of 2007 was up 1 percent to $206.9 million from $204.5 million in the second quarter of 2006. Excluding accelerated income from refunded issues, operating income per share in the second quarter was up 5 percent to $1.36 compared with $1.29 in 2006.



Diluted earnings per share information
---------------------------------------

                                        Three Months     Six Months
                                        Ended June 30   Ended June 30
                                       --------------- ---------------
                                        2007    2006    2007    2006
                                       ------- ------- ------- -------
Net income                               $1.61   $1.62   $3.07   $3.08
  Income from discontinued operations     0.00    0.01    0.00    0.02
                                       ------- ------- ------- -------
Net income from continuing operations     1.61    1.61    3.07    3.06

 Net realized gains                       0.08    0.08    0.13    0.07
 Net gains (losses) on financial
  instruments at fair value and
  foreign exchange                      (0.04)    0.04  (0.12)    0.05
                                       ------- ------- ------- -------
Operating income                         $1.57   $1.50   $3.05   $2.94

(Numbers may not add due to rounding)


    Gary Dunton, MBIA Chairman and Chief Executive Officer, said, "Market conditions improved in the first half of the year as demand grew for our product and wider credit spreads improved pricing opportunities in certain segments. In addition, the quality of our insured portfolio has improved significantly, as several problem credits have been successfully remediated and our new business has high underlying ratings. We have carefully reviewed our credits backed by residential mortgages and remain comfortable with our exposure to that sector."

    Insurance Operations

    For the first half of 2007, Adjusted Direct Premium (ADP), a non-GAAP measure (which is defined in the attached Explanation of Non-GAAP Financial Measures), grew 80 percent to $720.3 million from $399.5 million in the first half of 2006. For the second quarter, ADP was $447.4 million, the second highest quarterly ADP in the Company's history, an increase of 58 percent compared with $283.5 million in the second quarter of 2006.



Adjusted Direct Premiums
(dollars in millions)
------------------------
                              Three Months            Six Months
                             Ended June 30          Ended June 30
                         ---------------------- ----------------------
                          2007   2006  % Change  2007   2006  % Change
                         ------ ------ -------- ------ ------ --------
Global Public Finance
           United States  $86.8  $73.7      18% $149.5 $121.7      23%
       Non-United States   58.8  102.2    (42%)  120.8  102.2      18%
                         ------ ------ -------- ------ ------ --------
                   Total  145.6  175.9    (17%)  270.3  223.9      21%

Global Structured
 Finance
           United States  199.5   73.8     170%  321.5   89.6     259%
       Non-United States  102.3   33.8     203%  128.5   86.0      49%
                         ------ ------ -------- ------ ------ --------
                   Total  301.8  107.6     181%  450.0  175.6     156%

                   Total $447.4 $283.5      58% $720.3 $399.5      80%


    For the first half of the year, MBIA's global public finance production increased 21 percent from the same period in 2006. U.S. public finance was up 23 percent compared to last year's first half, and non-U.S. public finance was up 18 percent.

    For the second quarter of 2007, MBIA's global public finance ADP was down 17 percent compared with the same period last year. U.S. production was up 18 percent, while non-U.S. production declined 42 percent. The decrease in global production during the second quarter primarily resulted from an unfavorable comparison to last year's second quarter, which included two international transactions that produced a combined ADP of $101.3 million, as well as reduced production in the transportation sector. The largest ADP transactions included a Public Finance Initiative (PFI) deal for a U.K. hospital, a U.K. electric transmission credit and a wind farm financing in Germany.

    MBIA's global structured finance ADP was up 156 percent for the first half of the year with increases registered in both U.S. and non-U.S. business. U.S. structured finance was up 259 percent over last year's first half and non-U.S. structured finance was up 49 percent.

    Second quarter production for MBIA's global structured finance was the highest quarterly structured finance ADP production in the Company's history, rising 181 percent compared to the second quarter of 2006. U.S. structured finance ADP increased 170 percent compared to 2006, and non-U.S. structured finance production was up 203 percent. Several sectors contributed to the increase in global structured finance production, with particularly strong comparisons resulting from CDOs of commercial mortgage-backed securities and commercial real estate, an intellectual property securitization and investment grade corporate CDOs. The largest contributors to ADP were a franchise asset securitization for Domino's Pizza, a life insurance securitization for Genworth and an aircraft lease securitization.

    Total premiums earned, which include scheduled premiums earned and refunding premiums earned, increased 2 percent for the first six months of the year, from $422.6 million in 2006 to $431.2 million in 2007. Total premiums earned in the second quarter of 2007 increased 2 percent to $220.7 million, up from $216.7 million in the same period of 2006. Earned premiums from refundings were flat for the first half of the year at $85.7 million compared with $85.8 million in the first half of 2006 and down 4 percent for the quarter at $45.9 million compared to $47.6 million in the second quarter of 2006.

    In the first half of 2007, pre-tax net investment income, which excludes net realized gains, increased 3 percent to $292.3 million from $283.8 million in the same period of 2006. Pre-tax net investment income was $146.2 million for the second quarter of 2007, a 1 percent increase over last year's second quarter. The increase was due to the growth in interest income related to consolidated Variable Interest Entities (VIEs).

    MBIA's fees and reimbursements were up 21 percent for the first half of 2007 to $14.8 million from $12.2 million during the first half of 2006. Fees and reimbursements for the second quarter of 2007 were $4.6 million compared with $4.0 million for the second quarter of 2006.

    For the first half of the year, total insurance expenses increased 4 percent to $185.6 million from $177.7 million in the first half of 2006. In the second quarter of 2007, total insurance expenses were up 2 percent to $94.2 million from $91.9 million in the second quarter of 2006. The increases resulted primarily from higher interest expense for consolidated VIEs. Gross insurance expenses, which are prior to any expense deferrals, were down 1 percent for the first six months of the year to $124.1 million from $125.6 million for the first six months of 2006. Gross insurance expenses for the quarter were down 1 percent to $62.9 million from $63.8 million for the same period last year.

    The Company incurred $41.5 million in loss and loss adjustment expenses (LAE) in the first half of 2007, a 3 percent increase over the $40.4 million in last year's first half, which reflects the growth in scheduled premiums earned. The Company incurred $21.0 million in loss and LAE in the second quarter of 2007 compared with $20.3 million for the prior year's second quarter. Loss and LAE incurred is based on the Company's formula of reserving 12 percent of scheduled premiums earned. During the second quarter of 2007, the net effect of MBIA's formula-based loss reserving combined with its case loss reserve activity resulted in a $3.4 million increase to its unallocated loss reserve. The Company's unallocated loss reserve was $203.2 million at June 30, 2007.

    The overall credit quality of the insured portfolio remained high with 81 percent of the total book of business rated A or better as of June 30, 2007 and 2006. The percentage of the portfolio rated below-investment grade decreased to 1.5 percent as of June 30, 2007 from 2.2 percent as of June 30, 2006.

    The biggest reduction in the below-investment-grade rated portion of the insured portfolio resulted from the elimination of MBIA's exposure to Eurotunnel. In June, the Safeguard Plan was implemented and MBIA's $1.6 billion of insured Eurotunnel-related exposure was either retired or effectively defeased. As a result, MBIA no longer has any exposure to Eurotunnel and the Company was fully reimbursed in June and July 2007 for the claims that it had paid on the Eurotunnel financings.

    MBIA's pre-tax operating income from insurance operations for the first six months, which excludes the effects of net realized gains and net gains and losses on financial instruments at fair value and foreign exchange, was 2 percent higher at $552.7 million compared to $540.8 million in the same period of 2006. For the second quarter of 2007, pre-tax operating income increased 1 percent to $277.3 million compared to $273.5 million in the second quarter of 2006.

    Investment Management Services

    For the first half of 2007, pre-tax operating income for Investment Management Services was up 2 percent, from $49.8 million to $50.9 million. For the second quarter of 2007, pre-tax operating income increased modestly to $26.0 million versus $25.9 million in 2006. The growth in income was due to higher assets under management in our asset/liability portfolio and third-party structured products, partially offset by expenses including a higher allocation of corporate overhead. The average market value of assets under management for the second quarter of 2007, including conduit assets of $4.1 billion, was $66.9 billion, up 23 percent from $54.2 billion for the second quarter of last year.

    Corporate

    The pre-tax operating losses for the corporate segment decreased 4 percent in the first half of 2007 to $37.1 million from $38.9 million in the same period last year. For the second quarter of 2007, pre-tax operating losses for the corporate segment decreased 11 percent to $17.9 million from $20.0 million in the second quarter of 2006. The declines reflect increases in net investment income and insurance recoveries partially offset by higher corporate expenses, which include increased legal and consulting expenses related to the regulatory investigations. The increase in net investment income resulted from higher average assets due to special dividends paid from MBIA Insurance Corporation to MBIA Inc. in December 2006 and April 2007, which totaled $1 billion. The insurance recoveries represent a payment under the Company's directors' and officers' insurance policies, which reimbursed MBIA for a portion of the expenses it has incurred for the regulatory investigations and the related litigation.

    Gains and Losses

    In the first half of 2007, MBIA recorded net realized gains of $27.6 million for all business operations, compared to net realized gains of $15.1 million in the first half of 2006. Net realized gains for the first half of 2007 included $31.8 million in connection with the disposition of the Delta and Northwest Airlines Enhanced Equipment Trust Certificates the Company obtained in remediations. Net realized gains also included a loss of $9.6 million on an investment in the Bear Stearns High Grade Structured Credit Strategies L.P., which is part of MBIA's $22.0 million alternative investment portfolio at the holding company level.

    The Company recorded pre-tax net losses on financial instruments at fair value and foreign exchange of $24.0 million for all business operations in the first half of 2007, compared to pre-tax net gains of $9.5 million in the first half of 2006. For the second quarter of 2007, pre-tax net losses on financial instruments at fair value and foreign exchange were $7.9 million compared to pre-tax net gains of $7.7 million in the second quarter of 2006. For the second quarter of 2007, net losses on financial instruments at fair value and foreign exchange primarily consisted of $14.3 million of pre-tax net losses related to credit derivative executed insurance contracts, principally due to widening credit spreads in the CDO sectors, partially offset by foreign exchange gains.

    Operating Return On Equity

    MBIA's operating return on equity, a non-GAAP measure (which is defined in the attached Explanation of Non-GAAP Financial Measures), was 12.0 percent at June 30, 2007 and 12.4 percent at June 30, 2006.

    Book Value and Adjusted Book Value

    MBIA's book value per share at the end of the first half of 2007 increased to $53.61 from $53.43 at December 31, 2006. The growth in book value was partially offset by the increase in treasury stock from share repurchases. Adjusted book value (ABV) per share at June 30, 2007 rose 4 percent to $78.83 from $75.72 at December 31, 2006. ABV is a non-GAAP measure (which is defined in the attached Explanation of Non-GAAP Financial Measures).

    Share Repurchase

    During the second quarter of 2007, on a trading date basis, the Company repurchased 4.5 million shares at an average price of $66.62. Approximately $400 million remains available under the Company's $1 billion share buyback program, which was authorized by the Company's board of directors in February 2007.

    Independent Consultant

    As previously announced, the Independent Consultant, who was retained by MBIA pursuant to its previously announced settlement with the Securities and Exchange Commission (SEC), the New York Attorney General's Office (NYAG) and the New York State Insurance Department (NYSID), has completed his review. The Independent Consultant was retained to assess MBIA's accounting and disclosures for its investment in Capital Asset Holdings GP, Inc., and for its exposure on notes issued by the US Airways 1998-1 Repackaging Trust. The Independent Consultant has concluded that MBIA's accounting and disclosures concerning these matters were consistent with GAAP and the federal securities laws.

    Conference Call

    MBIA will host a conference call for investors today at 11 a.m. EDT. The conference call will consist of brief comments by Mr. C. Edward Chaplin, MBIA Chief Financial Officer, followed by a question and answer session with Mr. Chaplin. The dial-in number for the call is (877) 694-4769 in the U.S. and (973) 582-2849 from outside the U.S.
The conference call code is 8992408. A live broadcast of the conference call will also be accessible via www.mbia.com. A replay of the conference call will be available from 1:00 p.m. on July 26 until 5:00 p.m. on August 9 by dialing (877) 519-4471 in the U.S. or (973) 341-3080 from outside the U.S. The replay call code is also 8992408. In addition, a recording of the call will be available on MBIA's Web site approximately two hours after the completion of the conference call.

    Subprime RMBS Conference Call

    MBIA has posted information on its Web site concerning its CDO Strategy, Portfolio Analysis and Subprime RMBS Exposure. In addition, the Company will host an interactive conference call on Thursday, August 2, 2007 at 9:30 a.m. to answer questions concerning MBIA's subprime RMBS exposure and related CDOs. Questions may be submitted in advance to subprimermbs@mbia.com. Questions may also be submitted during the conference call. The dial-in number (for listen-only access) is (877) 694-4769 in the U.S. and (973) 582-2849 from outside the U.S. The conference call code is 9066756. The interactive Web cast will be accessible at:



http://w.on24.com/r.htm?e=83203&s=1&k=55EFF749BBCE876366260F84E40B97A1


    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at www.mbia.com.

    This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

    Explanation of Non-GAAP Financial Measures

    The following are explanations of why MBIA believes that the non-GAAP financial measures typically used in the Company's press releases, which serve to supplement GAAP information, are meaningful to investors.

    Operating Income (Loss): The Company believes operating income is a useful measurement of performance because it measures income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange and other non-operating items. Operating income
(loss) is also provided to assist research analysts and investors who use this information in their analysis of the Company.

    Adjusted Direct Premiums (ADP): The Company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since it represents the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.

    Operating Return on Equity (ROE): The Company believes operating return on equity is a useful measurement of performance because it measures return on equity based upon income from operations and shareholders' equity, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, unrealized gains and losses, and non-recurring items. Operating return on equity is also provided to assist research analysts and investors who use this information in their analysis of the Company.

    Adjusted Book Value (ABV): The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the Company. Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company's part, ABV provides an indication of the Company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.




                      MBIA INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
                        (dollars in thousands)


                                    June 30, 2007    December 31, 2006
                                  ----------------- ------------------
Assets
---------------------------------
 Investments:
   Fixed-maturity securities held
    as available-for-sale, at
    fair value (amortized cost
    $30,384,811 and
    $27,327,315)(2007 includes
    hybrid financial instruments
    at fair value $678,963)             $30,398,657        $27,755,667
   Investments held-to-maturity,
    at amortized cost (fair value
    $5,345,917 and $5,187,766)            5,368,999          5,213,464
   Investment agreement portfolio
    pledged as collateral, at
    fair value (amortized cost
    $551,253 and $176,179)                  541,266            175,834
   Short-term investments, at
    amortized cost (which
    approximates fair value)              2,879,689          2,960,646
   Other investments                        919,700            971,707
                                  ----------------- ------------------
     Total investments                   40,108,311         37,077,318

 Cash and cash equivalents                  418,332            269,277
 Accrued investment income                  565,490            526,468
 Deferred acquisition costs                 459,942            449,556
 Prepaid reinsurance premiums               337,052            363,140
 Reinsurance recoverable on
  unpaid losses                              48,078             46,941
 Goodwill                                    79,406             79,406
 Property and equipment (net of
  accumulated depreciation)                  99,240            105,950
 Receivable for investments sold            102,030             77,593
 Derivative assets                          710,528            521,278
 Other assets                               225,425            246,103
                                  ----------------- ------------------
     Total assets                       $43,153,834        $39,763,030
                                  ================= ==================

Liabilities and Shareholders'
 Equity
---------------------------------
 Liabilities:
   Deferred premium revenue              $3,096,434         $3,129,620
   Loss and loss adjustment
    expense reserves                        520,080            537,037
   Investment agreements                 13,361,280         12,482,976
   Commercial paper                         714,591            745,996
   Medium-term notes (2007
    includes hybrid financial
    instruments at fair value
    $364,196)                            13,799,029         10,951,378
   Variable interest entity
    floating rate notes                   1,381,603          1,451,928
   Securities sold under
    agreements to repurchase                524,101            169,432
   Short-term debt                           13,383             40,898
   Long-term debt                         1,214,134          1,215,289
   Current income taxes                      43,629              6,970
   Deferred income taxes, net               398,451            476,189
   Deferred fee revenue                      14,991             14,862
   Payable for investments
    purchased                               231,187            319,640
   Derivative liabilities                   528,295            400,318
   Other liabilities                        528,812            616,243
                                  ----------------- ------------------
      Total liabilities                  36,370,000         32,558,776

 Shareholders' Equity:
   Common stock                             160,170            158,330
   Additional paid-in capital             1,627,913          1,533,102
   Retained earnings                      6,719,357          6,399,333
   Accumulated other
    comprehensive income                    164,630            321,293
   Treasury stock                       (1,888,236)        (1,207,804)
                                  ----------------- ------------------
      Total shareholders' equity          6,783,834          7,204,254

   Total liabilities and
    shareholders' equity                $43,153,834        $39,763,030
                                  ================= ==================






                      MBIA INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
----------------------------------------------------------------------

           (dollars in thousands except per share amounts)

                         Three Months Ended       Six Months Ended
                               June 30                 June 30
                       ----------------------- -----------------------
                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------

Insurance operations
 Revenues:
  Gross premiums
   written                $247,562    $251,476    $465,188    $424,348
  Ceded premiums          (26,525)    (27,166)    (47,894)    (51,071)
                       ----------- ----------- ----------- -----------
   Net premiums
    written                221,037     224,310     417,294     373,277

  Scheduled premiums
   earned                  174,732     169,130     345,433     336,845
  Refunding premiums
   earned                   45,935      47,606      85,732      85,790
                       ----------- ----------- ----------- -----------
   Premiums earned         220,667     216,736     431,165     422,635

  Net investment
   income                  146,185     144,636     292,291     283,752
  Fees and
   reimbursements            4,634       4,019      14,802      12,193
  Net realized gains
   (losses)                 31,052      15,415      32,044       8,371
  Net gains (losses)
   on financial
   instruments at fair
   value and foreign
   exchange               (14,058)       1,305    (12,211)       6,062
                       ----------- ----------- ----------- -----------
   Total insurance
    revenues               388,480     382,111     758,091     733,013

 Expenses:
  Losses and loss
   adjustment               20,968      20,295      41,452      40,421
  Amortization of
   deferred
   acquisition costs        17,433      17,122      34,062      33,388
  Operating                 35,043      35,684      67,612      72,224
  Interest expense          20,711      18,786      42,447      31,704
                       ----------- ----------- ----------- -----------
   Total insurance
    expenses                94,155      91,887     185,573     177,737

                       ----------- ----------- ----------- -----------
 Insurance income          294,325     290,224     572,518     555,276
                       ----------- ----------- ----------- -----------

Investment management
 services
 Revenues                  390,330     294,299     752,409     552,505
 Net realized gains
  (losses)                 (6,097)       (295)       4,024       5,233
 Net gains (losses) on
  financial
  instruments at fair
  value and foreign
  exchange                   6,412       6,258    (11,617)       3,308
                       ----------- ----------- ----------- -----------
   Total investment
    management
    services revenues      390,645     300,262     744,816     561,046

 Interest expense          341,514     249,921     656,009     466,668
 Expenses                   22,795      18,461      45,458      36,051
                       ----------- ----------- ----------- -----------
   Total investment
    management
    services expenses      364,309     268,382     701,467     502,719

                       ----------- ----------- ----------- -----------
 Investment management
  services income           26,336      31,880      43,349      58,327
                       ----------- ----------- ----------- -----------

Corporate
 Net investment income       7,739       3,508      13,729       7,072
 Insurance recoveries        3,000           -       6,400           -
 Net realized gains
  (losses)                 (9,437)         841     (8,495)       1,467
 Net gains (losses) on
  financial
  instruments at fair
  value and foreign
  exchange                   (303)         138       (166)         138
 Interest expense           20,182      20,170      40,361      40,301
 Corporate expenses          8,461       3,360      16,916       5,668
                       ----------- ----------- ----------- -----------
 Corporate loss           (27,644)    (19,043)    (45,809)    (37,292)
                       ----------- ----------- ----------- -----------

Income from continuing
 operations before
 income taxes              293,017     303,061     570,058     576,311

Provision for income
 taxes                      81,186      83,138     159,616     158,185
                       ----------- ----------- ----------- -----------

Income from continuing
 operations                211,831     219,923     410,442     418,126

 Income (loss) from
  discontinued
  operations, net of
  tax                            -       1,439           -       2,230

                       ----------- ----------- ----------- -----------
Net income                $211,831    $221,362    $410,442    $420,356
                       =========== =========== =========== ===========

Net income per common
 share:
 Basic                       $1.66       $1.67       $3.17       $3.17
 Diluted                     $1.61       $1.62       $3.07       $3.08

Weighted-average
 number of common
 shares outstanding:
 Basic                 127,386,668 132,765,468 129,667,141 132,741,516
 Diluted               131,460,764 136,634,382 133,785,874 136,658,183




                      MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written
----------------------------------------------------------------------
(dollars in millions)


                               Three Months Ended   Six Months Ended
                                     June 30             June 30
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Adjusted direct premiums (1)      $447.4    $283.5    $720.3    $399.5

    Adjusted assumed premiums        0.0       0.0       0.0       0.0

                               --------- --------- --------- ---------
Adjusted gross premiums            447.4     283.5     720.3     399.5

    Present value of estimated
     future installment
     premiums (2)                (347.1)   (156.5)   (528.5)   (224.2)

                               --------- --------- --------- ---------
Gross upfront premiums written     100.3     127.0     191.8     175.3

    Gross installment premiums
     written                       147.3     124.5     273.4     249.0

                               --------- --------- --------- ---------
Gross premiums written            $247.6    $251.5    $465.2    $424.3
                               ========= ========= ========= =========

(1) A non-GAAP measure.
(2) At June 30, 2007 and March 31, 2007 the discount rate was 5.13% and 5.10%, respectively, and at June 30, 2006 and March 31, 2006 the discount rate was 5.00% and 5.02%, respectively.



Components of Net Income per Share
--------------------------------------------------


                               Three Months Ended   Six Months Ended
                                     June 30             June 30
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------


Net income                         $1.61     $1.62     $3.07     $3.08

    Income (loss) from
     discontinued operations        0.00      0.01      0.00      0.02
                               --------- --------- --------- ---------

Net income from continuing
 operations                         1.61      1.61      3.07      3.06

    Net realized gains
     (losses)                       0.08      0.08      0.13      0.07

    Net gains (losses) on
     financial instruments at
     fair value and foreign
     exchange                     (0.04)      0.04    (0.12)      0.05
                               --------- --------- --------- ---------

Operating income (1)               $1.57     $1.50     $3.05     $2.94
                               ========= ========= ========= =========

(1) A non-GAAP measure.





                      MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
----------------------------------------------------------------------

                                   June 30, 2007    December 31, 2006
                                 ------------------ ------------------


Book value                                   $53.61             $53.43
After-tax value of:
    Deferred premium revenue         15.90              15.09
    Prepaid reinsurance premiums    (1.73)             (1.75)
    Deferred acquisition costs      (2.36)             (2.17)
                                 ---------          ---------
       Net deferred premium
        revenue                               11.81              11.17
    Present value of installment
     premiums (1)                             12.43              11.13
    Asset/liability products
     adjustment                                4.17               2.92
    Loss provision (2)                       (3.19)             (2.93)
                                          ---------          ---------
Adjusted book value (3)                      $78.83             $75.72
                                          =========          =========


(1) At June 30, 2007 and December 31, 2006 the discount rate was 5.13% and 5.10%, respectively.
(2) The loss provision is calculated by applying 12% to the following items on an after-tax basis: (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.

(3) A non-GAAP measure.


                  CONSOLIDATED INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
----------------------------------------------------------------------
(dollars in millions)

                                    June 30, 2007    December 31, 2006
                                 ------------------ ------------------


    Capital and surplus                    $3,981.7           $4,080.7
    Contingency reserve                     2,567.4            2,478.0
                                 ------------------ ------------------

        Capital base                        6,549.1            6,558.7

    Unearned premium reserve                3,675.0            3,507.2
    Present value of installment
     premiums (1)                           2,420.6            2,309.5
                                 ------------------ ------------------

        Premium resources                   6,095.6            5,816.7

    Loss and loss adjustment
     expense reserves                         121.2              100.6
    Soft capital credit
     facilities                               850.0              850.0
                                 ------------------ ------------------

        Total claims-paying
         resources                        $13,615.9          $13,326.0
                                 ================== ==================


    Net debt service outstanding         $978,047.2         $939,969.0

    Capital ratio (2)                         149:1              143:1

    Claims-paying ratio (3)                    85:1               83:1

(1) At June 30, 2007 and December 31, 2006 the discount rate was 5.13% and 5.10%, respectively.
(2) Net debt service outstanding divided by the capital base.
(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.


    CONTACT: MBIA Inc.
             Media:
             Michael Ballinger, 914-765-3893
             or
             Investors:
             Greg Diamond, 914-765-3190